Exhibit 23.1

CONSENT OF ERNST & YOUNG, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) for the registration of an aggregate of 5,850,000 Ordinary Shares which will be represented by American Depositary Receipts pertaining to the 1995 Employee Share Purchase Plan, 1996 Supplemental Share Option Plan and 2002 Share Option Plan of SmartForce PLC of our reports dated January 16, 2002 with respect to the consolidated financial statements and schedule of SmartForce PLC included in its Annual Report, as amended, on Form 10-K/A for the year ended December 31, 2001, filed with the Securities and Exchange Commission.

ERNST & YOUNG

Dublin, Ireland

August 30, 2002